Noel E. Guardi, Attorney at Law
99 ROCKY RIDGE ROAD, P.O. BOX 381
PINECLIFFE, COLORADO 80471
TELEPHONE: 303-969-8886
FAX:303-969-8887
SECLAWYER@IONSKY.COM

September 5, 2007

Mr. Cory Gelmon, President and Chief Financial Officer
Banyan Corporation
Suite 207, 5005 Elbow Drive S.W.
Calgary, Alberta, Canada T2S 2T6

Re:       Second Amendment to Legal Service Agreement for 2007

Dear Mr. Gelmon:

          You have asked me to provide legal consulting services to Banyan Corporation (“you” or the “Company“) and to represent it in connection with certain securities and corporate matters, including, but not limited to compliance with the periodic reporting and beneficial ownership reporting requirements of the federal securities laws and the United States Securities Exchange Commission as appropriate, and such other matters as your may request from time to time, during the 2007 calendar year. The terms of this engagement are set forth in that certain Legal Service Agreement for 2007, dated December 5, 2006, as amended on February 27, 2007. In addition, you would like to make a remittance for a balance due for professional services related to SEC reporting, litigation, disbursements and related matters pursuant to our legal service agreement. To avoid misunderstandings, I have prepared this summary of our agreement for your approval.

          Upon signing of this agreement, a fee of 6,000,000 shares of the Company’s Common Stock, no par value (the “Additional Shares”) shall become due and payable. The Company shall file promptly a Registration Statement on Form S-8 with the United States Securities Exchange Commission to cover the resale of the Additional Shares to the public. Promptly after the effective date of said registration statement, the Additional Shares will be delivered without restrictive legend as designated. The Company will bear the costs of the registration and issuance of the Additional Shares.

          From time to time, the Shares, the Additional Shares and/or the proceeds therefrom shall be applied from trust to the balance due for professional fees and disbursements, including the balance due for professional fees and disbursements incurred prior to the date hereof. To the extent the Shares, the Additional Shares and the proceeds from the Shares and Additional Shares exceed the balance due for professional fees and disbursements, such excess shall be held in trust for the benefit of the Company. To the extent the Shares, the Additional Shares and the proceeds therefrom do not exceed the balance due for professional fees and disbursements the difference shall remain outstanding.

Mr. Cory Gelmon
Banyan Corporation
September 5, 2007

          I appreciate your confidence and look forward to working with you. If the foregoing correctly sets forth our understanding, please sign and return the enclosed copy of this letter.

Very truly yours,

Noel E. Guardi, Esq.

          Agreed to and accepted this 5th day of September 2007.

BANYAN CORPORATION

____________________________________
Cory Gelmon, President and Chief Financial Officer